March 12, 2020

Timothy Schools
President and Chief Executive Officer
CapStar Financial Holdings, Inc.
1201 Demonbreun Street, Suite 700
Nashville, TN 37203

       Re: CapStar Financial Holdings, Inc.
           Registration Statement on Form S-4
           Filed March 6, 2020
           File No. 333-236961

Dear Mr. Schools:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact David Lin, Staff Attorney, at (202) 551-3552 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Finance